Exhibit 99.1
Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY  11788-5138
Direct Dial:  631-360-9304
Direct Fax: 631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

Release Date:  January 28, 2009

Contact:	Ms. Judith Barber Corporate Secretary

SMITHTOWN BANCORP ANNOUNCES
FOURTH QUARTER EARNINGS
AND YEAR-END RESULTS

Earnings Up 10%
For 2008

14th Consecutive Year
of Record Earnings

38% Deposit Growth for 2008

Smithtown, NY, January 28, 2009  - Smithtown Bancorp (NASDAQ:  SMTB), the parent company of Bank of Smithtown, today announced earnings for the year 2008 of $15,723,044, a record level of net income, and a 10% increase over the prior year.  This achievement marks the Company’s 14th consecutive year of record earnings.  These earnings also reflect fully-diluted earnings per share for the year of $1.55, a 5% increase over fully-diluted EPS for the prior year.

Earnings for the fourth quarter of 2008 were $3,590,010, or $.31 per share.  These  earnings reflect a 6% increase over the fourth quarter of last year.  These fully-diluted earnings per share represent an 11% decrease as compared with the same period last year as a result of the Company’s common stock offering that was completed at the end of the third quarter.

Fourth quarter earnings were reduced by an OTTI write-down of one trust-preferred pool security.  All payments of principal and interest on the security have continued to be made, but “mark-to-market” accounting rules nonetheless require that the security be written down because of the deterioration of the credit quality of the banks in the pool and a diminution of the collateral backing the payment stream.  The security was written down by approximately $865,000 to a fair value at 12/31/08 of $825,844.  The Bank owns one other trust-preferred pool security in the principal amount of $1,994,416.  This security was not “other than temporarily impaired” at year-end as a result of management’s analysis of the continued payments, the credit quality of the banks in the pool, the collateral depth and the expected cash flows.  Excluding the OTTI write-down of one security, the Company’s net income for the fourth quarter would have been up by 21% (rather than up 6%) and fourth quarter EPS would have been the same as last year.

Return on average equity for 2008 was 16.73%.  The average ROE for a peer group of 285 banks in the United States with assets between $1 billion and $3 billion is currently 5.67%.

Total deposits increased during the fourth quarter by $182.6 million, an increase of 15%.
For the full year 2008, total deposits grew by $376.1 million, or 38%.  Core deposits grew by $259.9 million, representing 69% of the growth.  At year-end, more than 79% of the Bank’s deposits were in core deposits.

Approximately half of the Bank’s deposit growth during 2008 came in its new branches.  The Bank opened four new branches during the year, bringing its total number of branches to 19.  The four new branches were open collectively for 96 weeks during the year, and during that time they collected $186.5 million, an average pace of almost $2 million per week.  More than 72% of the deposits collected in the new branches were core deposits.
The Company currently has eight new branch projects in development on Long Island and in New York City.

Loans grew during the fourth quarter by $195.7 million, an increase of 13%.  Consistent with activity throughout this past year, 87% of these loans were amortized mortgage loans on commercial and residential properties.

Loans grew during 2008 by $704.8 million, or 72%.  Changes in the economic environment and competitive environment enabled the Company to make significant gains in market share, particularly with regard to amortizing commercial mortgage loans and multi-family mortgage loans.  With the “conduit” market for these loans having completely shut down, several competitors having been acquired by large out-of-area megabanks, and other competitors being forced to curtail lending as a result of their own difficulties, Bank of Smithtown was presented with more permanent mortgage lending opportunities than ever before in its 100-year history.  As a result, approximately 85% of last year’s loan growth was in amortizing mortgage loans on commercial and residential properties.

For 2008, 47% of loan growth was in commercial mortgage loans, 30% of the growth was in multi-family loans, 8% in 1-4 family residential and 13% in land and construction loans.  By year-end, commercial mortgage loans comprised 46% of the overall portfolio, which was approximately the same as the previous year-end.  Multi-family loans more than tripled to comprise 18% of the total portfolio.  One-to-four family residential loans increased slightly to 11% of the total portfolio.  Land and construction loans decreased significantly as a percentage of the overall portfolio from 32% at 12/31/07 to 23% at 12/31/08.

The loan “pipeline” of approved but unfunded commitments at December 31, 2008, was $147.3 million, down from the prior year-end level of $209.1 million and the Bank’s previous all-time high level of $289.4 million at 9/30/08.  This decrease reflects tightening credit standards during the fourth quarter and may also indicate diminishing commercial activity as a result of the recession.  The loan mix in the pipeline most certainly reflects the continued shift away from construction lending and toward more permanent mortgage lending and, in particular, toward more multi-family mortgage lending. Of the approximately $147 million in the pipeline at 12/31/08, $59 million is in multi-family loans, $34 million in 1-4 family residential loans, $33 million in commercial mortgage loans, and only $14 million in land and construction loans.

At December 31, 2008, the average balance of a commercial mortgage loan in the Bank’s portfolio was $2,043,346, with an average loan-to-value ratio of 53%. The average balance of a multi-family loan was $3,545,805, with an average loan-to-value ratio of 62%.  For 1-4 family residential mortgage loans, the average balance was $542,722, with an average LTV of 48%.

All of the Bank’s credit quality ratios continue to be significantly better than those of peer group banks.  Nonperforming loans at year-end were at $5.26 million, or .31% of total loans.  This figure increased from the previous quarter’s end primarily as a result of adding five related three-family homes. The borrower has reported that he has contracts to sell the homes for sums sufficient to satisfy the debts, but whether those sales are concluded or whether the Bank will have to foreclose the mortgages remains to be seen.  In spite of this small increase, the .31% nonperforming loan ratio compares very favorably to the peer group ratio of 1.88%.

Loans 30-89 days past due were at $5.23 million, or .31% of total loans also.  Similarly, this figure has increased from the previous quarter’s end as a result of adding two single-family homes.  The borrowers have received offers to purchase the homes at prices that exceed the amount of the debts, but whether those sales will be concluded or whether the Bank will have to foreclose remains to be seen.  Again, in spite of this increase, the .31% ratio compares very favorably with the peer group ratio of .94%.

The Bank continues to own one ORE property located on Madison Avenue in Manhattan.  There have been two contracts to sell the property at prices that exceed the amount of the debt, but both buyers have failed to close the transaction.  The property is tenanted and the rents exceed the Bank’s costs for the property, so the property is currently profitable.  Nonetheless, the Bank continues to seek a credible buyer for the property.

Net charge-offs for the fourth quarter were approximately $56,000.  Net charge-offs for the year 2008 were approximately $147,000, with $87,000 of these being attributable to loans and $60,000 attributable to the Bank’s overdraft protection program.  The combined total net charge-offs represent less than .01% of average loans.

The Company’s capital ratios are all in the “well-capitalized” range.  At December 31, 2008, Tier I Leverage stood at 8.66%, Tier I Risk-Based Capital at 10.16% and Total Risk-Based Capital at 10.93%.  Because the Company has sufficient capital and the earnings strength to generate additional capital, and because of the political risks and other costs associated with participating in the government’s TARP capital program, the Company declined to take TARP money.  In the event that the Company’s growth creates a need for additional capital in the future, the Company will pursue avenues from non-government sources as it has in the past.

The net interest margin for 2008 was 3.62%, which is consistent with average net interest margin for peer group banks.  The year-to-date margin for the fourth quarter declined by 11 basis points from the third quarter figure mostly as a result of the Federal Reserve cutting interest rates three times by an aggregate of 175 basis points during the quarter.  In fact, the principal factor putting downward pressure on the net interest margin throughout the course of the year was that the Fed cut short-term interest rates seven times for a total reduction of 400 basis points, thereby significantly reducing the Bank’s interest income on its prime-based floating rate loans, which had an average balance of $441 million for the year.  The Bank’s cost of funds for 2008 was 2.92%.  The average yield on loans was 6.62%.

Noninterest income declined by 8% for the year. This overall decline, however, was primarily the result of the OTTI charge on one trust preferred pool security.  Various other items of noninterest income increased during 2008.  Service charges on deposit accounts rose by more than 16% for the year. Net income on debit card fees and ATM fees increased by 85% due to increased volume and the elimination of third-party processing costs.  Fee income generated from short-term loan originations increased by 12%, and fee income received by the Company’s investment subsidiary increased by 23%.  The Company plans to continue to grow sources of noninterest income to provide more balance to the revenue stream during periods of interest rate fluctuations.

The Company’s efficiency ratio finished the year at 53.03%.  This figure is 80 basis points better than last year and substantially better than the average peer group ratio of 66.91%.  These figures reflect that, in spite of the Company’s rapid growth and the Bank’s new branch program, the Company has continued to manage expenses effectively.

The Company’s Chairman & Chief Executive Officer, Brad Rock, commented:  “This past year was the most difficult year for our nation’s economy and financial companies since the 1930’s.  In spite of the ‘financial crisis’ conditions, we grew earnings at a double-digit pace and significantly expanded our market share.  We did so by maintaining those parts of our strategy that worked well in the past, and by shifting other parts of our strategy to take advantage of opportunities created by the year’s unusual events and circumstances.

“We shifted away from construction lending to reduce the risks created by a slumping housing market and ailing economy.  We increased multi-family lending to replace the construction loans with loans that historically have the lowest loss ratios, even during hard economic times.  We also increased multi-family lending and other permanent mortgage lending to take advantage of competitive opportunities in our market area.

“We funded this increased lending, in part, by wholesale borrowings at dramatically reduced rates and, in part, by accelerating our new branch expansion.  Our new branches have been extremely popular in all of the communities we have entered, as reflected by the strong core deposit growth we have experienced at each of the locations.

Mr. Rock continued: “Financial stocks were battered during the course of the year by the steady barrage of bad economic news and, although Smithtown Bancorp was no exception, our Company’s strong performance helped the shares fare better than those of most financial companies.  All three major stock indexes were ‘underwater’ for all 253 trading days during 2008.  The S&P 500 was down 39%, the worst year in more than seven decades.  The SNL index for Northeast banks was down 45%.  The price for Smithtown Bancorp shares was down 27.66%, a hard hit to be sure, but nonetheless a demonstration of some resilience compared to other companies.

“We do not and could not know what the year ahead holds for our nation’s economic system.  The new President and Congress have promised an entire revamping of the financial regulatory system and other sweeping economic changes.  Some think that we have not yet seen the worst of the ‘financial crisis’ and that 2009 will be worse than 2008.  Others think that changes will take hold and by mid-year we will begin to turn a corner toward more normalcy in our economy.

 “In any event, no matter what economic conditions lie ahead, we are confident that we will continue our 100 years of strength and stability.  When the nation emerges from the current ‘financial crisis’, we will be even better positioned than before to provide the lending and deposit services that our customers need, and to build the shareholder value that has been the hallmark of our Company for so many years.”

With $1.87 billion in assets, Bank of Smithtown is the largest independent commercial bank headquartered on Long Island.  Founded in 1910, Bank of Smithtown is nearing its 100th anniversary as a community bank.  The stock of its parent holding company, Smithtown Bancorp, is traded on the NASDAQ Global Select Market under the symbol “SMTB”.  The Company has often been rated as one of the best banks in the United States by various magazines and rating services.  The Company’s stock has also been rated as one of the top stocks in the nation, having increased in value over the last 20 years at a compounded annual growth rate of more than 20% per year, or by more than 3,000%.

*      *      *

Forward-Looking Statements

Certain statements contained in this release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such.  In addition, certain statements may be contained in our future filings with the Securities and Exchange Commission, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act.  Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of our plans, objectives and expectations or those of our management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements.  Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:  local, regional, national and international economic conditions and the impact they may have on us and our customers and our assessment of that impact, changes in the level of non-performing assets and charge-offs; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; inflation, interest rate, securities market and monetary fluctuations; political instability; acts of war or terrorism; the timely development and acceptance of new products and services and perceived overall value of these products and services by users; changes in consumer spending, borrowings and savings habits; changes in the financial performance and/or condition of our borrowers; technological changes; acquisitions and integration of acquired businesses; the ability to increase market share and control expenses; changes in the competitive environment among financial holding companies and other financial service providers; the quality and composition of our loan or investment portfolio; the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which we and our subsidiaries must comply; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; changes in our organization, compensation and benefit plans; the costs and effects of legal and regulatory developments, including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews; greater than expected costs or difficulties related to the opening of new branch offices or the integration of new products and lines of business, or both; and/or our success at managing the risk involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made.  We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Consolidated Balance Sheets		Press release
(in thousands, except share data)
	As Of
	December 31, 2008	December 31, 2007
ASSETS
Cash and due from banks	$17,205	$17,401
Federal funds sold	8,764	54
Term placements	507	-
Total cash and cash equivalents	26,476	17,455

Investment securities:
Available for sale:
Obligations of U.S. government agencies	19,009	32,394
Mortgage - backed securities	22,831	7,619
Obligations of state and political subdivisions	4,635	6,312
Other securities	11,223	8,567
Total securities available for sale	57,698	54,892
Held to maturity:
Mortgage - backed securities	-	8
Obligations of state and political subdivisions	112	202
Total securities held to maturity (estimated fair value	112	210
$113 in 2008 and $212 in 2007)
Total investment securities	57,810	55,102

Restricted securities	15,916	2,113

Loans	1,688,700	983,918
Less: allowance for loan losses	11,303	8,250
Loans, net	1,677,397	975,668

Bank premises and equipment	32,994	22,611

Other assets
Cash value of company owned life insurance	19,654	18,961
Goodwill	3,923	3,923
Intangible assets	956	1,383
Other real estate owned	6,972	6,972
Other	23,292	16,961
Total other assets	54,797	48,200

Total assets	$1,865,390	$1,121,149

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Demand (non-interest bearing)	$123,620	$111,726
Money market	442,078	389,891
NOW	32,774	34,814
Savings	73,650	54,267
Time	694,815	400,103
Total deposits	1,366,937	990,801

Dividends payable	472	392
Other borrowings	326,480	20,900
Subordinated debt	38,836	18,217
Other liabilities	13,047	10,737
Total liabilities	1,745,772	1,041,047

Stockholders' equity
Preferred stock - $.01 par value (100,000 shares authorized at December 31,
2008 and 2007; no shares issued or outstanding at December 31, 2008 and 2007)	-	-
Common stock - $.01 par value (20,000,000 shares authorized at December 31,
2008 and 2007; 13,851,341 shares issued, 11,799,477 shares outstanding at
December 31, 2008; 11,852,374 shares issued, 9,800,510 shares outstanding
at December 31, 2007)	139	119
Additional paid in capital	51,947	25,755
Retained earnings	78,302	64,463
Accumulated other comprehensive loss	(708)	(173)
	129,680	90,164
Treasury stock (2,051,864 shares at cost)	(10,062)	(10,062)
Total stockholders' equity	119,618	80,102

Total liabilities and stockholders' equity	$1,865,390	$1,121,149

Consolidated Statements of Income				Press release
(in thousands, except share and per share data)
	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Interest income
Loans	$24,621	$19,016	$87,939	$73,970
Federal funds sold	39	127	213	839
Securities purchased under agreements to resell	-	19	-	19
Investment securities:
Taxable:
Obligations of U.S. government agencies	389	502	1,218	2,816
Mortgage - backed securities	453	45	1,281	144
Other securities	103	172	1,059	585
Subtotal	945	719	3,558	3,545
Exempt from federal income taxes:
Obligations of state & political subdivisions	49	61	209	283
Total interest income	25,654	19,942	91,919	78,656

Interest expense
Money market accounts (including savings)	2,904	4,062	12,004	15,525
Time deposits of $100,000 or more	2,272	2,008	7,987	7,848
Other time deposits	3,280	2,878	11,514	11,477
Other borrowings	2,433	248	6,970	1,338
Subordinated debt	656	348	2,304	1,388
Total interest expense	11,545	9,544	40,779	37,576
Net interest income	14,109	10,398	51,140	41,080
Provision for loan losses	1,200	300	3,200	1,300
Net interest income after provision for loan losses	12,909	10,098	47,940	39,780

Noninterest income
Trust and investment services	196	227	761	801
Service charges on deposit accounts	605	511	2,267	1,948
Revenues from insurance agency	746	766	3,423	3,585
Net gain (loss) on investment securities	(809)	15	(803)	49
Increase in cash value of bank owned life insurance	135	193	692	806
Other	679	616	2,139	2,034
Total noninterest income	1,552	2,328	8,479	9,223

Noninterest expense
Salaries	3,616	2,939	13,877	11,833
Pension and other employee benefits	859	720	3,400	2,911
Net occupancy expense of bank premises	1,700	1,022	5,732	4,021
Furniture and equipment expense	735	624	2,757	2,666
Amortization of intangible assets	107	151	427	510
Other	1,680	1,516	5,757	5,013
Total noninterest expense	8,697	6,972	31,950	26,954
Income before income taxes	5,764	5,454	24,469	22,049
Provision for income taxes	2,174	2,053	8,746	7,774
Net income	$3,590	$3,401	$15,723	$14,275

Earnings per share
Basic earnings per share	$0.31	$0.35	$1.55	$1.47
Diluted earnings per share	$0.31	$0.35	$1.55	$1.47

Cash dividends declared	$0.04	$0.04	$0.16	$0.16
Weighted average common shares outstanding	11,761,691	9,772,878	10,296,665	9,769,833
Weighted average common equivalent shares	11,761,995	9,774,696	10,297,416	9,772,365

Comprehensive income	$5,128	$3,386	$15,188	$14,433

Selected Financial Data				Press release
(balance sheet data in thousands)
	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007

Basic earnings per share	$0.31	$0.35	$1.55	$1.47
Diluted earnings per share	0.31	0.35	1.55	1.47

Assets			$1,865,390	$1,121,149
Loans			1,688,700	983,918
Deposits			1,366,937	990,801

Return on Average Equity	12.48	17.34	16.73	19.40
Cash Return on Average Equity (1)	12.72	17.85	17.02	19.86
Return on Average Tangible Equity (2)	13.03	18.61	17.68	20.51
Cash Return on Average Tangible Equity (3)	13.29	19.16	18.00	20.99

Return on Average Assets	0.81	1.23	1.05	1.32
Cash Return on Average Assets (1)	0.82	1.26	1.07	1.35
Return on Average Tangible Assets (2)	0.81	1.23	1.05	1.33
Cash Return on Average Tangible Assets (3)	0.83	1.27	1.07	1.36

Net Interest Margin	3.37	4.05	3.62	4.10

Efficiency	52.95	54.94	53.03	53.83
Efficiency - Cash Basis	52.16	53.77	52.33	52.82

(1) Excludes amortization of intangibles
(2) Excludes intangible assets
(3) Excludes amortization of intangibles and intangible assets